Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 12, 1998 relating to the financial statements and financial highlights of Morgan Stanley Universal Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus, which also constitutes part of the Registration Statement.

  /s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
April 7, 1998